Exhibit 99.1

Steve Madden Announces Record Results for Second Quarter 2010
Raises Fiscal 2010 Guidance

LONG ISLAND CITY, N.Y., July 29, 2010 /PRNewswire-FirstCall/ -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter ended June 30, 2010.

•	Second quarter net sales increased 36.2% to $158.7 million.
•	Operating margin reached 20.2% of sales in the second quarter of 2010, compared with operating margin of 16.6% in the same period of 2009.
•	Second quarter net income increased 63.0% to $19.8 million, or $0.70 per diluted share, compared to $12.1 million, or $0.44 per diluted share in the prior year’s second quarter.
•	Increase in fiscal 2010 diluted EPS guidance to a range of $2.45 to $2.55.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased to have reported the highest quarterly sales and earnings in our Company’s history during our second quarter 2010. Our performance reflects broad-based strength in our business, with sales and profitability gains in the wholesale footwear, wholesale accessories and retail segments. We believe that our ability to deliver outstanding top and bottom line growth in a difficult retail environment demonstrates the strength of our business model and the creativity of Steve and our design team as they consistently deliver on-trend product that drives consumer demand. We are confident in our belief that the strength in our core business combined with the growth opportunities from some of our new businesses position us to achieve our long term goal of doubling EPS by 2014.”

Second Quarter 2010 Results

Second quarter net sales were $158.7 million compared to $116.5 million reported in the comparable period of 2009. Net sales from the wholesale business were $129.2 million compared to $88.2 million in the second quarter of 2009, a 46.5% increase driven by sales increases across all existing divisions as well as contributions from our recent acquisitions, Madden Zone and Big Buddha, and our new men’s brand, Madden. Sales also benefitted from the transition of one of the Company’s mass merchant customers from a buying agency model to a selling agency model. Retail net sales grew 4.2% to $29.5 million compared to $28.3 million in the second quarter of the prior year despite a smaller store base. Same store sales increased 7.4%.

Gross margin improved to 43.4% in the second quarter from 42.6% in the comparable period of 2009, reflecting margin improvement in both the wholesale and retail segments. Gross margin in the wholesale business increased to 38.7% in the second quarter from 36.8% in the prior year’s second quarter driven primarily by improvement in our accessories division as a result of fewer markdown allowances and the addition of the higher margin Big Buddha business. Retail gross margin increased to 63.9% for the second quarter from 60.4% in the comparable period of the prior year as a result of less discounting.

Operating expenses as a percent of sales declined to 26.5% for the second quarter compared to 32.2% in the same period of the prior year, due to leverage on increased sales.

Operating income for the second quarter increased to $32.1 million, or 20.2% of net sales, compared with operating income of $19.4 million, or 16.6% of net sales, in the same period of 2009.

Net income increased 63.0% to $19.8 million, or $0.70 per diluted share, in the second quarter compared to $12.1 million, or $0.44 per diluted share in the prior year’s second quarter.

During the second quarter of 2010, the Company closed one store, ending the quarter with 84 retail locations, including the Internet store.

Six-Month 2010 Results

For the first six months of 2010, net sales were $290.3 million compared to $223.9 million in the comparable period last year.

Net income was $35.2 million, or $1.25 per diluted share, for the first six months of 2010 compared to $18.7 million or $0.69 per diluted share in the first six months of 2009.

At the end of the second quarter, cash, cash equivalents and marketable securities totaled $164.0 million.

Arvind Dharia, Chief Financial Officer, commented, “We continue to maintain a healthy balance sheet through consistently solid financial performance combined with prudent capital management.”

Company Outlook

For fiscal 2010, the Company now expects sales to increase 22% – 24%. Diluted EPS is now expected to be in the range of $2.45 – $2.55, compared to previous guidance of diluted EPS in the range of $2.30 – $2.40.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the second quarter earnings conference call scheduled for today, Thursday, July 29, 2010, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 888-203-1112, passcode 7312154, and will be available until August 29, 2010.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl and Big Buddha, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James and l.e.i. for footwear, Betsey Johnson for handbags and belts and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 84 retail stores (including the Company’s online store). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, cold weather accessories, eyewear, hosiery, jewelry and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” as that term is defined in the federal securities laws. The events described in forward-looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the forward-looking statements and the projections upon which the forward-looking statements are based. Factors that may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN LTD.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Unaudited)		(Unaudited)
Net sales	$158,664	$116,472	$290,272	$223,901
Cost of sales	89,815	66,909	161,486	130,851
Gross profit	68,849	49,563	128,786	93,050
Commission and licensing fee income, net	5,229	7,362	11,413	10,267
Operating expenses	42,025	37,553	83,287	73,641
Income from operations	32,053	19,372	56,912	29,676
Interest and other income, net	942	368	1,726	764
Income before provision for income taxes	32,995	19,740	58,638	30,440
Provision for income taxes	13,196	7,596	23,454	11,719
Net income	$19,799	$12,144	$35,184	$18,721

Basic income per share	$0.72	$0.45	$1.28	$0.70
Diluted income per share	$0.70	$0.44	$1.25	$0.69

Weighted average common shares outstanding - Basic	27,628	27,021	27,542	26,928
Weighted average common shares outstanding - Diluted	28,303	27,441	28,229	27,200

STEVEN MADDEN LTD.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(In thousands)

	June 30, 2010	Dec 31 2009	June 30, 2009
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$42,807	$69,266	$53,276
Marketable securities (Current & non current)	121,155	85,684	58,359
Total current assets	216,857	191,369	166,426
Total assets	401,354	326,859	282,884
Total current liabilities	75,379	52,362	48,395
Total liabilities	94,183	59,072	53,631
Total stockholders’ equity	307,171	267,787	229,253